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                                                                     EXHIBIT 23B

First SunAmerica
Life Insurance Company

733 Third Avenue
New York, NY  10017
800-272-3007
Fax: 212-551-5373


                                     [LOGO] FIRST SUNAMERICA
                                            A SunAmerica Company




VIA EDGAR
---------


December 18, 1997


Division of Investment Management
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Madam/Sir:

        Referring to this Registration Statement on Form S-1 (the "Registration Statement") filed by First SunAmerica Life Insurance Company ("First SunAmerica") with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, and having examined and being familiar with the articles of incorporation, by-laws and other pertinent records and documents of First SunAmerica, I am of the opinion that:

        1) First SunAmerica is a duly organized and existing stock life insurance company under the laws of the State of New York; and

        2) the annuity contracts being registered by the Registration Statement will, upon sale thereof, be legally issued, fully paid and nonassessable, and, to the extent that they are construed to constitute debt securities, will be binding obligations of First SunAmerica, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

        I am licensed to practice law only in the State of California, and the foregoing opinions are limited to the laws of the State of California, the general corporate law of the State of New York and federal law. I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement.



Very truly yours,

/s/ SUSAN L. HARRIS

Susan L. Harris
Senior Vice President and Secretary